Exhibit 99.1

Company Contact: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com

Bionovo Announces Third Quarter 2011 Highlights and Financial Results

EMERYVILLE, Calif. – November 10, 2011 — Bionovo, Inc. (NASDAQ: BNVI) today announced third quarter highlights and financial results for the three months ended September 30, 2011.

“We initiated the first pivotal Phase 3 clinical trial and are actively recruiting patients,” said Isaac Cohen, O.M.D., Bionovo’s Chairman and Chief Executive Officer. “We are now concentrating on the timely execution of the study and we anticipate results in approximately 18 months.”

Key Events and Milestones

•
The Company initiated the first of two pivotal Phase 3 studies for its drug Menerba (MF101) for the treatment of menopausal hot flashes. The trial will be conducted at 50 clinical sites in the U.S. The trial is a randomized, double blind, placebo controlled study in 1,200 menopausal women suffering from 50 or more moderate to severe hot flashes per week.

•
The Company successfully completed a 28-day tolerability trial of Menerba in women investigating higher doses. As expected, there were no safety concerns, no reports of serious adverse events, no changes to blood pressure, heart rate or lab values and no cases of abnormal uterine findings on endometrial biopsies.  A dosing strategy has been established for the Phase 3 study.

In addition, in this same study, the Company reported an observed robust clinical effect of Menerba to reduce hot flashes after just 4 weeks of treatment. After 4 weeks of treatment with Menerba at 10g/day, the reduction in moderate to severe hot flashes was 69% (with a p value of 0.003). In addition, there was a 68% reduction in the number of nighttime awakenings due to hot flashes (with a p value of 0.001). The Menerba 10g/day dose used in this study has twice the potency compared to the highest dose tested in our Phase 2 study. This level of efficacy at 4 weeks is equivalent to or superior to estrogen-based hormone therapy.

•
The Company successfully completed non-clinical toxicology studies of Menerba in two animal species.  As expected, no serious adverse events or toxicities were observed to date from these studies, at doses much higher than are being tested in the Phase 3 clinical trial. The drug was well tolerated by the animals.

•	The Company has completed the manufacture of the requisite ten batches for the Phase 3 clinical trial of Menerba, and demonstrated to the FDA excellent consistency and quality.

Third Quarter Results

Total operating expenses for the three months ending September 30, 2011 were $6.4 million compared to $4.7 million for the same period in 2010. Total operating expenses for the third quarter included manufacturing costs at the Company’s cGMP manufacturing facility in Hayward, California for ten clinical batches of Menerba, clinical trial costs for the tolerability trial assessing the safety and tolerability of higher doses of Menerba and other costs in preparation for the Company’s Phase 3 trial of Menerba.

The Company reported a net loss for the three months ended September 30, 2011 of $3.9 million, or $0.07 per share, compared with a net loss of $4.6 million, or $0.21 per share, for the same period in 2010.  The difference in net loss is primarily due to the increase in operating expenses as described above offset by the change in fair value of the Company’s warrant liability representing a gain of $2.3 million included in non-operating income for the three months ended September 30, 2011.

The Company ended the quarter with $8.1 million in cash, cash equivalents and short term investments, and began the quarter with $13.0 million, a difference of $4.9 million. The cash balance at the end of the quarter reflects the proceeds of the Company’s February 2011 public offering offset by clinical trial costs and operating expenses and capital expenditures to support the Menerba manufacturing facility in Hayward, California.

Conference Call

Bionovo will conduct a conference call and webcast to review the Company’s financial results on Monday, November 14, 2011, at 1:30 PM PST, when further information on the non-clinical and clinical progress of Menerba will also be provided.

Interested parties can access the call by dialing 800-705-7067 or can listen via a live audio only webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available by dialing 800-633-8284 (replay code 21544924) through November 18, 2011, and archived via audio webcast at http://bionovo.com/investors/events.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California, and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,		Accumulated from February 1, 2002 (Date of inception) to September 30,
	2011	2010	2011	2010	2011

Revenues	$149	$68	$214	$82	$2,007

Operating expenses:
Research and development	5,609	3,673	14,999	10,807	69,347
General and administrative	769	987	2,694	2,627	23,822
Merger cost	-	-	-	-	1,964
Total operating expenses	6,378	4,660	17,693	13,434	95,133

Loss from operations	(6,229)	(4,592)	(17,479)	(13,352)	(93,126)

Other income (expense):
Change in fair value of warrant liability	2,316	-	4,017	-	4,753
Interest income	6	2	24	16	2,116
Interest expense	(24)	(9)	(77)	(33)	(599)
Other income (expense)	-	(28)	3	(39)	(202)
Total other income (expense)	2,298	(35)	3,967	(56)	6,068

Net loss	$(3,931)	$(4,627)	$(13,512)	$(13,408)	$(87,058)
Basic and diluted net loss per common share	$(0.07)	$(0.21)	$(0.27)	$(0.62)	$(6.22)

Shares used in computing basic and diluted net loss per share	54,561	21,785	50,931	21,607	14,005

Bionovo, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(in thousands, except share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,229	$2,638
Short-term investments	6,846	-
Receivables	14	49
Prepaid expenses	937	973
Other current assets	842	396
Total current assets	9,868	4,056
Property and equipment, net	11,760	6,647
Patent pending, net	1,631	1,259
Other assets	761	1,020
Total assets	$24,020	$12,982

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$567	$655
Accrued compensation and benefits	822	901
Current portion of lease obligations	1,051	1,055
Current portion of notes payable	8	40
Warrant liability	8,017	1,843
Other current liabilities	1,791	970
Total current liabilities	12,256	5,464
Non-current portion of lease obligations	121	836
Non-current portion of notes payable	75	81
Total liabilities	12,452	6,381

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock $0.0001 par value, 340,000,000 shares authorized, 54,561,312 and 24,530,112 shares outstanding at September 30, 2011 and December 31, 2010, respectively	5	2
Additional paid-in capital	98,622	80,145
Accumulated other comprehensive loss	(1)	-
Accumulated deficit	(87,058)	(73,546)
Total shareholders’ equity	11,568	6,601
Total liabilities and shareholders’ equity	$24,020	$12,982

* The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.